Exhibit 99.1

NR2013-04

Contact:                      Jeff Altamari
Vice President, Investor Relations
(713) 513-3344

CAMERON ANNOUNCES FIRST QUARTER EARNINGS

HOUSTON (April 25, 2013) -- Cameron (NYSE: CAM) reported earnings per share for the first quarter of 2013 of $0.70 excluding charges. This compares to earnings per share for the first quarter of 2012 of $0.54 excluding charges. This represented a thirty percent increase in earnings per share excluding charges compared to first quarter 2012. After-tax charges for the first quarter of 2013 were $0.10 per share primarily related to the formation of the OneSubsea joint venture and the devaluation of the Venezuelan bolivar.

The Company reported GAAP net income of $148.3 million for the first quarter of 2013, or $0.60 per diluted share. This compares with GAAP net income of $134.0 million for the first quarter of 2012, or $0.54 per diluted share.

Year-over-year revenues increase
Revenues were $2.1 billion for the quarter, up 17 percent from $1.8 billion a year ago. Cameron Chairman, President and Chief Executive Officer Jack B. Moore said that the year-over-year revenue increase was due to gains in all three of the Company’s major business segments. Further, Moore commented, “While we saw year-over-year revenue increases in our PCS segment, the weak activity in North America muted these increases substantially. However, our Surface business experienced an increase in North American revenues due to share expansion despite the weak activity levels.”

Record orders and backlog include large Brazil and West African subsea tree orders
Total orders for the quarter were a record $3.6 billion, up from $2.6 billion in the first quarter of 2012, for a 41 percent year-over-year increase. Moore noted that each of the three major business segments surpassed 2012 order levels, with the DPS segment enjoying the largest percentage increase of 62 percent. Two large awards were received in the subsea business within DPS, one in Brazil and the other Nigeria, which helped establish the quarterly records for the Subsea Systems business, the DPS business segment and Cameron. Moore noted that the subsea business and Cameron are poised for a record year in new orders in 2013. The Surface Systems business within DPS also saw a record order level for the quarter including another strong quarter of North American and Middle Eastern orders.

Cameron’s backlog at the end of the first quarter was $10.0 billion, its highest historical level. This was up from the prior year level of $6.8 billion, and the beginning of the year level of $8.6 billion. Moore noted, “Each of our DPS businesses are at all time record backlogs while the Company’s overall record backlog is up 48 percent from last year.”

Capital investment continues
Cameron’s operations utilized cash of $22.7 million during the first quarter of 2013 compared with a cash use of $203.8 million a year ago.  Moore said that the Company’s cash uses typically exceed cash inflows during the first quarter of the year, and that he expects Cameron to generate meaningful cash flow from operations for the full year.  He also noted that capital spending is still expected to total approximately $500 million, up from $427.2 million in 2012, reflecting multiple opportunities for deployment of capital, including enhanced exposure to North American resource plays and expansion of facilities and investment in the drilling and valves businesses. The Company also acquired 613 thousand of its shares during the first quarter.

Full year earnings guidance revised, reflecting the estimated earnings impact of the OneSubsea joint venture formation
Moore said that Cameron’s second quarter earnings are expected to be in the range of $0.75 to $0.80 per diluted share excluding charges, and that the Company anticipates that full-year 2013 earnings are expected to be in the range of $3.50 to $3.70 per share excluding charges but including the estimated dilutive impact of the OneSubsea joint venture formation.

Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.

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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future earnings of the Company, including those of OneSubsea, for the second quarter and full year 2013 and earnings per share estimates. Also included are expectations regarding cash flow from operations, capital expenditures and future orders for the Company, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

        The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products, particularly as affected by North American activity; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellations of orders; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes it may make in its cost structure, staffing or spending levels.

       Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended March 31,
	2013	2012
Revenues:
Drilling & Production Systems	$1,269.0	$1,042.1
Valves & Measurement	521.5	491.2
Process & Compression Systems	327.2	271.0
Total revenues	2,117.7	1,804.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,494.1	1,280.4
Selling and administrative expenses	314.1	271.4
Depreciation and amortization	70.0	59.5
Interest, net	25.8	22.7
Other costs (credits)	30.8	(1.5)
Total costs and expenses	1,934.8	1,632.5

Income before income taxes	182.9	171.8
Income tax provision	(34.6)	(37.8)
Net income	$148.3	$134.0

Earnings per common share:
Basic	$0.60	$0.54
Diluted	$0.60	$0.54

Shares used in computing earnings per common share:
Basic	247.5	246.1
Diluted	249.0	247.9

EBITDA, excluding other costs (credits):
Drilling & Production Systems	$198.1	$169.7
Valves & Measurement	123.3	102.9
Process & Compression Systems	30.8	19.8
Corporate and other(1)	(42.7)	(39.9)
Total	$309.5	$252.5

1	Corporate EBITDA amounts exclude $30.8 million and $(1.5) million of other costs (credits) during the three months ended March 31, 2013 and 2012, respectively.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	March 31, 2013	December 31, 2012
	(unaudited)
Assets:
Cash and cash equivalents	$1,082.4	$1,185.8
Short-term investments	528.9	517.0
Receivables, net	1,835.7	1,966.7
Inventories, net	2,922.9	2,741.2
Other	454.9	499.9
Total current assets	6,824.8	6,910.6

Plant and equipment, net	1,784.6	1,765.1
Goodwill	1,913.0	1,923.9
Other assets	552.7	558.6
Total Assets	$11,075.1	$11,158.2

Liabilities and Stockholders’ Equity:
Short-term debt	$66.7	$29.2
Accounts payable and accrued liabilities	2,855.9	3,045.7
Accrued income taxes	101.8	94.1
Total current liabilities	3,024.4	3,169.0

Long-term debt	2,048.4	2,047.0
Deferred income taxes	118.6	131.7
Other long-term liabilities	246.4	244.4
Total liabilities	5,437.8	5,592.1

Stockholders’ Equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at March 31, 2013 and December 31, 2012	2.6	2.6
Capital in excess of par value	2,091.6	2,094.6
Retained earnings	4,269.0	4,120.7
Accumulated other elements of comprehensive income (loss)	(106.9)	(30.0)
Less: Treasury stock 15,768,832 shares at March 31, 2013 (16,415,336 shares at December 31, 2012)	(619.0)	(621.8)
Total stockholders’ equity	5,637.3	5,566.1

Total Liabilities and Stockholders’ Equity	$11,075.1	$11,158.2

Cameron
Unaudited Consolidated Condensed Statements of Cash Flows
($ millions)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net income	$148.3	$134.0
Adjustments to reconcile net income to net cash used for operating activities:
Depreciation	56.1	47.7
Amortization	13.9	11.8
Non-cash stock compensation expense	13.4	10.9
Deferred income taxes and tax benefit of stock compensation plan transactions	14.0	19.5
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	165.2	97.4
Inventories	(215.5)	(202.5)
Accounts payable and accrued liabilities	(204.5)	(292.7)
Other assets and liabilities, net	(13.6)	(29.9)
Net cash used for operating activities	(22.7)	(203.8)

Cash flows from investing activities:
Proceeds from sales and maturities of short-term investments	275.2	321.6
Purchases of short-term investments	(286.9)	(242.8)
Capital expenditures	(83.7)	(86.7)
Acquisitions, net of cash acquired	–	(61.5)
Proceeds from sales of plant and equipment	3.0	9.8
Net cash used for investing activities	(92.4)	(59.6)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	36.9	18.4
Purchase of treasury stock	(32.1)	(3.2)
Proceeds from stock option exercises, net of tax payments from stock compensation plan transactions	22.2	2.5
Excess tax benefits from stock compensation plan transactions	5.6	4.8
Principal payments on capital leases	(2.7)	(2.5)
Net cash provided by financing activities	29.9	20.0

Effect of translation on cash	(18.2)	7.0

Decrease in cash and cash equivalents	(103.4)	(236.4)

Cash and cash equivalents, beginning of period	1,185.8	898.9

Cash and cash equivalents, end of period	$1,082.4	$662.5

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended March 31,
	2013	2012

Drilling & Production Systems	$2,743.0	$1,689.5
Valves & Measurement	538.5	528.0
Process & Compression Systems	352.0	352.0
Total	$3,633.5	$2,569.5

Backlog

	March 31, 2013	December 31, 2012	March 31, 2012

Drilling & Production Systems	$7,970.7	$6,576.4	$4,477.3
Valves & Measurement	1,083.5	1,051.0	1,192.0
Process & Compression Systems	982.8	969.8	1,097.2
Total	$10,037.0	$8,597.2	$6,766.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended March 31, 2013
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$154.4	$113.4	$22.0	$(106.9)	$182.9
Depreciation & amortization	43.7	9.9	8.8	7.6	70.0
Interest, net	–	–	–	25.8	25.8
Other costs (credits)	–	–	–	30.8	30.8

EBITDA, excluding other costs (credits)	$198.1	$123.3	$30.8	$(42.7)	$309.5

	Three Months Ended March 31, 2012
	Drilling & Production Systems	Valves & Measurement	Process & Compression Systems	Corporate	Total

Income (loss) before income taxes	$135.3	$92.6	$10.6	$(66.7)	$171.8
Depreciation & amortization	34.4	10.3	9.2	5.6	59.5
Interest, net	–	–	–	22.7	22.7
Other costs (credits)	–	–	–	(1.5)	(1.5)

EBITDA, excluding other costs (credits)	$169.7	$102.9	$19.8	$(39.9)	$252.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions, except per share amounts)

	Three Months Ended March 31, 2013
	After Tax(1)	Diluted EPS(2)

Net income, as reported	$148.3	$0.60
Adjustments:
Joint venture formation costs	13.2
Devaluation of Venezuelan bolivar	6.0
Acquisition integration costs	1.7
Mark-to-market impact on currency derivatives not designated as accounting hedges	2.2
Severance, litigation, and other restructuring costs	1.9
Net income excluding charges	$173.3	$0.70

(1)      Individual adjustments assume an 18.9% effective tax rate
(2)      Based on 249.0 million diluted shares

	Three Months Ended March 31, 2012
	After Tax(1)	Diluted EPS(2)

Net income, as reported	$134.0	$0.54
Adjustments:
Acquisition integration costs	1.5
Mark-to-market impact on currency derivatives not designated as accounting hedges	(3.3)
Severance, litigation and other restructuring costs	0.7
Net income excluding charges	$132.9	$0.54

(1)      Individual adjustments assume a 22.0% effective tax rate
(2)      Based on 247.9 million diluted shares